                                                                    EXHIBIT 28.1

                                  [LETTERHEAD]
                                     NuVell
                             Financial Services Corp.



March 30, 1999


Dave Plante
Advanta Auto Finance Corporation
800 Ridgeview Drive
Horsham, PA  19044

RE: Sale and Servicing Agreement dated March 1, 1997, between Advanta Automobile Receivables Trust 1997-1 ("Issuer"), and other parties.


Dear Mr. Plante,

A review of the activities of Nuvell Financial Services Corp. (the "Sub-Servicer") during the preceding calendar year and of its performance under this Agreement has been made under such officer's supervision and pursuant to
Section 4.10(a) of the Agreement. To the best of my knowledge, based on such review, the Sub-Servicer has fulfilled all of its obligations under this Agreement during the preceding calendar year.

We understand that Advanta may provide a copy of this letter to the Trustee, the Owner Trustee, the Trust Collateral Agent and the Insurer pursuant to
Section 4.10(a) of the Agreement.

Sincerely,


J. Robert Hardesty
Executive Vice President


cc: General Counsel




 17500 Chenal Parkway-Arksys Plaza-Suite 200-Little Rock, Arkansas 72223-9131


                                       16